Exhibit 21

                               NCT Group, Inc.

                                 SUBSIDIARIES



                                        Jurisdiction
Name                                    of Incorporation
Ownership                               or Organization          Equity

NCT Muffler, Inc.                         Delaware               100%
NCT Far East, Inc.                        Delaware               100%
NCT Medical Systems, Inc.                 Delaware                90%
Noise Cancellation Technologies
  (Europe) Ltd.                              UK                  100%
2020 Science Limited                         UK                  100%
Analog/NCT Supply Ltd.                    Delaware                50%
Chaplin Patents Holding Co., Inc.         Delaware               100%
Harris Supply L.L.C.                      Delaware                50%
NCT Audio Products, Inc.                  Delaware                76.9%
NCT Hearing Products, Inc.                Delaware               100%
DistributedMedia.com, Inc.                Delaware               100%
Advancel Logic Corporation                California            ~100%